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                                                                       EXHIBIT 5

                            WYATT, TARRANT & COMBS
                                 [LETTERHEAD]




                                November 2, 1995


Union Planters Corporation
7130 Goodlett Farms Parkway
Memphis, TN 38018

         RE:     $100,000,000 Principal Amount of Union
                 Planters Corporation 6 3/4% Subordinated
                 Notes Due 2005

Ladies and Gentlemen:

In October of 1993, we participated in the preparation of a registration statement on Securities and Exchange Commission ("SEC") Form S-3 (Registration No. 33-56055) of Union Planters Corporation ("UPC") which was filed with the SEC on or about October 18, 1993, and declared effective by the SEC on October 21, 1993 with respect to a shelf registration of not more than $150,000,000 principal amount of subordinated debt securities, $75,000,000 of which were issued at the time leaving an equal amount unissued. We have also participated in the preparation of a second registration statement on Form S-3 (Registration No. 33-63791) of UPC filed with the SEC on or about October 27, 1995, and declared effective by the SEC on October 30, 1995 with respect to a shelf registration of not more than $100,000,000 principal amount of subordinated debt securities, as described in the Prospectus Supplement dated November 2, 1995 (the "Subordinated Notes"), which amount includes $25,000,000 of previously unregistered securities in addition to the $75,000,000 unissued portion covered by the earlier registration. The Subordinated Notes are to be issued pursuant to a Subordinated Indenture dated as of October 15, 1993, between UPC and The First National Bank of Chicago, as Trustee (the "Indenture").

For purposes of rendering the opinion expressed herein, we have examined UPC's corporate charter and all amendments thereto, UPC's by-laws and all amendments thereto, the Indenture, and such of UPC's corporate records as we have deemed necessary and material to rendering an informed opinion. We have relied upon certificates of public officials and representations of UPC officers, and have assumed that all documents examined by us as originals are authentic, that all documents submitted to us as photocopies are exact duplicates of original documents, and that all signatures on all documents are genuine.






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UNION PLANTERS CORPORATION
November 2, 1995
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Moreover, we are familiar with, and have supervised all corporate action taken in connection with the authorization of the sale of the subject securities.

Based upon and subject to the foregoing and subsequent assumptions, qualifications and expectations, it is our opinion that:

1. UPC is a duly organized and validly existing corporation in good standing under the laws of the State of Tennessee and has all requisite power and authority to issue, sell and deliver the Subordinated Notes and to carry on its business and own its property; and

2. When the Subordinated Notes have been executed and issued by the Company and delivered to the Trustee for authentication pursuant to the Indenture, and authenticated and delivered by the Trustee in the manner specified in the Indenture, the Subordinated Notes will be duly authorized and will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors' rights generally, and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and will entitle the Holders thereof to the benefits of the Indenture; provided, however, that this opinion shall not be construed to express any opinion whatsoever as to the availability or lack of availability of equitable remedies.

The opinion expressed above is limited by the following assumptions, qualifications and exceptions:

(a) We are licensed to practice law in the State of Tennessee, and we express no opinion with respect to the effect of any laws other than those of the State of Tennessee and of the United States of America.

(b) The opinion stated herein is based upon statutes, regulations, rules, court decisions and other authorities existing and effective as of the date of this opinion, and we undertake no responsibility to update or supplement said opinion in the event of or in response to any subsequent changes in the law or said authorities, or upon the occurrence after the date hereof of events or circumstances that, if occurring prior to the date hereof, might have resulted in a different opinion.






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UNION PLANTERS CORPORATION
November 2, 1995
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(c)      This opinion has been rendered solely for the benefit of Union
         Planters Corporation and no other person or entity shall be entitled to rely hereon without the express written consent of this firm.

(d) This opinion is limited to the legal matters expressly set forth herein, and no opinion is to be implied or inferred beyond the legal matters expressly so addressed.

We hereby consent to our firm's being named as a party rendering a legal opinion under the caption "LEGAL MATTERS" in the Prospectus and the Prospectus Supplement constituting part of the Registration Statement and to the filing of this opinion with the Securities and Exchange Commission as well as all state regulatory bodies and jurisdictions where qualification is sought for the sale of the subject securities.


                             Very truly yours,

                             /s/ Wyatt, Tarrant & Combs

                             WYATT, TARRANT & COMBS